Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 29, 2016	President and CEO
or
Keith A. Simpson
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2016 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $392 thousand or $0.20 per diluted share, for the three months ended June 30, 2016 as compared to $322 thousand or $0.16 per diluted share for the same period in 2015. The $70 thousand increase in net income during the three months ended June 30, 2016 was primarily attributable to a $109 thousand increase in net interest income and a $30 thousand decrease in the provision for loan losses, which were partially offset by a $37 thousand increase in non-interest expense and a $33 thousand increase in income tax expense. The increase in net interest income during the three months ended June 30, 2016 was attributable to a $209 thousand increase in interest income which was partially offset by a $100 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average balances of loans and investment securities and higher yields on mortgage backed securities, which were partially offset by lower average balances of mortgage backed securities and lower yields on loans and investment securities during the three months ending June 30, 2016, when compared to the same period in 2015. The increase in interest expense during the three months ending June 30, 2016 was primarily attributable to higher market interest rates paid on FHLB advances and other short-term borrowings, and higher average balances of FHLB advances during the three months ended June 30, 2016, when compared to the same period in 2015. The increase in non-interest expense was primarily attributable to higher employee related costs, legal expenses, and federal deposit insurance premiums, which were partially offset by decreases in provisions for off-balance sheet (loan origination) commitments and data processing costs during the quarter ended June 30, 2016, when compared to the same period in 2015. The increase in income tax expense for the three months ended June 30, 2016 was primarily attributable to higher levels of taxable income, when compared to the same period in 2015. The decrease in the provision of loan losses was primarily attributable to decreases in the multi-family and commercial segments of the Company’s loan portfolio and lower levels of non-performing loans, which were partially offset by an increase in the Company’s single-family loan portfolio segments.

Net income for the twelve months ended June 30, 2016 totaled $1.325 million or $0.69 per diluted share, as compared to $1.347 million or $0.69 per diluted share for the same period in 2015. The $22 thousand decrease in net income during the twelve months ended June 30, 2016 was primarily attributable to a $141 thousand increase in income tax expense, and a $67 thousand increase in non-interest expense, which were partially offset by a $158 thousand increase in net interest income, and a $14 thousand decrease in provisions for loan losses, and a $14 thousand increase in non-interest income, when compared to the same period in 2015. The increase in income tax expense for the twelve months ended June 30, 2016 was primarily attributable to higher levels of taxable income, and the absence of PA tax credits for charitable contributions made, when compared to the same period in 2015. The increase in non-interest expense was primarily attributable to higher employee related costs, federal deposit insurance premiums, and legal expenses, which were partially offset by decreases in data processing costs, and charitable contributions eligible for PA tax credits during the twelve months ended June 30, 2016, when compared to the same period in 2015. The decrease in provisions for loan losses was primarily attributable to lower levels of commercial and multi-family loans outstanding, partially offset by an increase in single-family loans in the Company’s loan portfolio. The increase in net interest income during the twelve months ended June 30, 2016 was attributable to a $434 thousand increase in interest income, which was partially offset by a $276 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average balances of loans and investment securities outstanding, which were partially offset by lower average balances of mortgage-backed securities, and lower average yields earned on the Company’s investment, loan, FHLB stock, and mortgage-backed securities portfolios, when compared to the same period in 2015. The increase in interest expense was primarily attributable to higher rates paid on FHLB advances, and higher average balances of FHLB short-term advances during the twelve months ended June 30, 2016, which were partially offset by lower yields paid on time deposits, when compared to the same period in 2015. The increase in non-interest income was primarily attributable to gains on the sale of investment securities, which were partially offset by decreases in earnings on the Company’s Bank-owned life insurance and service charges on deposits.

President and Chief Executive Officer David J. Bursic offered the following comments on the Company’s fiscal year to date performance: “The Company’s Board of Directors and I are pleased with the sustained growth in the Company’s net loan portfolio from $46.2 million at June 30, 2015, to $64.7 million at June 30, 2016. Substantially all of this loan growth was in single family owner occupied loans. The Company continues to manually underwrite and service each loan to ensure credit quality and customer satisfaction.”

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2016 (Unaudited)	June 30, 2015 (Unaudited)
Total assets	$335,723	$329,716
Cash and Cash Equivalents	2,343	3,573
Certificates of Deposits	350	350
Investment securities available-for-sale	107,676	66,916
Investment securities held-to-maturity	9,523	36,618
Mortgage-backed securities held-to-maturity	137,416	162,639
Net loans receivable	64,673	46,163
Deposits	141,278	138,928
FHLB advances: fixed-rate	10,000	12,500
FHLB advances: variable-rate	6,109	105,305
FHLB advances: short-term	144,027	37,830
Other short-term borrowings	—	—
Equity	33,085	32,043
Book value per share – Common Equity	16.22	15.70
Book value per share – Tier I Equity	16.34	15.93
Annualized Return on average assets	0.40%	0.43%
Annualized Return on average equity	4.09%	4.23%
Tier I leverage ratio	9.95%	10.03%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015
Interest income	$1,790	$1,581	$6,812	$6,378
Interest expense	398	298	1,431	1,155
Net interest income	1,392	1,283	5,381	5,223
Provision for loan losses	(12)	18	56	70
Net interest income after provision for loan losses	1,404	1,265	5,325	5,153
Non-interest income	145	143	572	558
Non-interest expense	947	909	3,773	3,706
Income before income tax expense	602	499	2,124	2,005
Income taxes	210	177	799	658
NET INCOME	$392	$322	$1,325	$1,347
EARNINGS PER SHARE:
Basic	$0.20	$0.16	$0.69	$0.69
Diluted	$0.20	$0.16	$0.69	$0.69
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,910,538	1,919,627	1,909,890	1,941,872
Diluted	1,910,538	1,919,627	1,909,890	1,941,872